EXHIBIT 10.2

RESOLUTION

Lead Director Fee

RESOLVED, that effective May 19, 2015, that any director who serves as Lead Director shall be entitled to receive an additional quarterly fee in the amount of $12,500 (“Quarterly Lead Director Fee”), to be paid on each January 1, April 1, July 1, and October 1, (each a “Quarterly Payment Date”), provided such director is serving as Lead Director on such date.

FURTHER RESOLVED, that any director initially elected by the Board as Lead Director effective on any date other than a Quarterly Payment Date, shall be entitled to receive on the Quarterly Payment Date following the date he or she becomes Lead Director, an additional one-time fee in an amount equal to the Quarterly Lead Director Fee, multiplied by a fraction, the numerator of which is the number of calendar days such director has served as Lead Director prior to such Quarterly Payment Date and the denominator of which is 91.